EXHIBIT 99.1

Patriot Scientific Reports Q3 FY'08 Results
Wednesday April 9, 4:30 pm ET

Phoenix Digital Drives Quarterly Growth

CARLSBAD, Calif.--(BUSINESS WIRE)--Patriot Scientific (OTCBB:PTSC - News) announced today operating results for the third fiscal quarter ended February 29, 2008.

Patriot Scientific reported Q3 FY‘08 pre-tax income of $10.7 million, an increase of 9% over Q3 FY’07. The company’s operating results include $11.7 million in equity earnings from Phoenix Digital Solutions, the joint venture entity owned half by Patriot Scientific and half by The TPL Group. Net income for Q3 FY’08 was $6.3 million, with basic and diluted earnings per share of $0.02. On February 29, Patriot had $25.6 million in current assets, inclusive of $23.2 million in cash and short-term investments. Current liabilities of $4.6 million included $4.0 million in income taxes payable that will be remitted prior to the end of the fourth fiscal quarter.

For the nine months ended February 29, 2008, the company received cash distributions from Phoenix Digital totaling $16.7 million. Phoenix Digital receives its income from licenses purchased by manufacturers who use technologies protected by the MMP™ Portfolio. From these cash flows $5.8 million was invested by Patriot in the repurchase of outstanding shares and warrants, while significant tax liabilities of $9.2 million were paid.

Revenues for Phoenix Digital from technology license agreements for the three and nine-month periods ended February 29, 2008 were $27.9 million and $48.9 million, respectively. Net income for Phoenix Digital increased by 8%, compared to Q3 FY’07, to $25.2 million. As stated in previous company announcements, the dollar amount for each licensing deal varies depending upon factors that include, among other things, the relevance of the patents to each licensee's product revenues and the extent to which the patented technology is incorporated into specific products. Currently more than 40 major electronic companies have signed licenses for the MMP Portfolio.

“Patriot’s strong cash position and public market listing will become the foundation for investing in other businesses,” said recently appointed Patriot Scientific CEO Rick Goerner. “We are aggressively seeking to put the company’s capital to work in the acquisition of new IP technologies and operating businesses that we believe will provide a platform for incremental, sustainable and predictable future growth.”

Goerner confirmed the company’s commitment, and priority, to create increased shareholder value by expanding the business through strategic acquisitions in key technology segments.

“We have been fortunate to benefit from strong past cash flows and it is now time for the company to focus on finding alternative uses for our cash and stock. Many growth companies, and their technologies, could benefit from Patriot’s cash and network resources and its access to the public market. We believe this is a particularly good time to capitalize on these opportunities. The recent addition of Paul Bibeau as Patriot’s vice-president of business development expands our capability to support the evaluation effort of these opportunities. Paul’s background and experience is proving invaluable in allowing us to efficiently sort through and evaluate potential acquisition candidates.”

Goerner added, “I know many current, and prospective, shareholders desire more information about Patriot’s business and future plans. We will provide a supplemental news release with additional details about our business plans and the direction we are moving, as well as answer questions we see commonly posed to us by the investor community.”

About Patriot Scientific

Patriot Scientific is a leading intellectual-property licensing company that develops, markets, and enables innovative technologies that satisfy the demands of fast-growing markets for wireless devices, smart cards, home appliances, network gateways, set-top boxes, entertainment technology, automotive telematics, biomedical devices, industrial controllers and more. Headquartered in Carlsbad, Calif., information about the company can be found at http://www.patriotscientific.com.

An investment profile on Patriot Scientific may be found at http://www.hawkassociates.com/profile/ptsc.cfm. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for Patriot Scientific, sign up at http://www.hawkassociates.com/about/alert/.

About the MMP Portfolio

The Moore Microprocessor Patent (MMP) Portfolio contains intellectual property that is jointly owned by the publicly held Patriot Scientific Corporation (OTCBB:PTSC - News) and privately held The TPL Group. The portfolio includes seven U.S. patents as well as their European and Japanese counterparts. It is becoming widely recognized that these patents protect fundamental technology used in designing microprocessors, microcontrollers, digital signal processors (DSPs), embedded processors and system-on-chip (SoC) devices. The MMP portfolio is exclusively managed by Alliacense, the licensing arm of The TPL Group.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

Moore Microprocessor Patent (MMP) and Alliacense are trademarks of Technology Properties Limited (TPL). PTSC is a trademark of Patriot Scientific Corporation. All other trademarks belong to their respective owners.

Contact:
For Patriot Scientific, Carlsbad
Media Relations:
The Hoffman Agency
John Radewagen, Vice President, Corporate Communications
408-975-3005 or 408-219-9199 (mobile)
jradewagen@hoffman.com
or
For Patriot Scientific
Investor Relations:
Hawk Associates
Ken AuYeung or Frank Hawkins, 305-451-1888
patriot.scientific@hawkassociates.com
or
TPL/Alliacense Media Relations
Shawn Clark, 408-446-4222
shawnc@tplgroup.net